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                                                                EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ELECTRIC LIGHTWAVE, INC.
                            -----------------------



          ELECTRIC LIGHTWAVE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1.  The name of the Corporation is

                           ELECTRIC LIGHTWAVE, INC.,


               The date of filing its original Certificate of Incorporation with the Secretary of State was July 18, 1990.

          2. The provisions of the Certificate of Incorporation of the Corporation are hereby amended and restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Electric Lightwave, Inc.

          3. The amendment and the restatement of the Certificate of Incorporation herein certified have been duly adopted by the stockholder and the Board of Directors, respectively, of the Corporation in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

          4. The text of the Amended and Restated Certificate of Incorporation shall upon the effective date of this Amended and Restated Certificate of Incorporation read as follows:
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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ELECTRIC LIGHTWAVE, INC.
                            -----------------------

    FIRST: The name of the corporation (hereinafter called the "Corporation"), is Electric Lightwave, Inc.

    SECOND: The registered office of the corporation is to be located at 1013 Centre Road, Wilmington in the State of Delaware. The name of its registered
agent at that address is   Corporation Service Company.         .

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be 180,000,000 shares of capital stock, which shall be classified into three classes as follows:

    110,000,000 shares of Class A Common Stock, par value $.0l per share;

    60,000,000 shares of Class B Common Stock, par value $.0l per share
(the Class A Common Stock and the Class B Common Stock are sometimes together referred to as the "Common Stock");

    10,000,000 shares of Preferred Stock, par value $.0l per share (the "Preferred Stock").

         The express terms of the Class A Common Stock, Class B Common Stock, and Preferred Stock are as follows:



                      DIVISION A.         THE COMMON STOCK
                      -----------         ----------------

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         1.  VOTING RIGHTS -
             -------------
         (a) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such stockholder in the election of directors and on all other matters presented to the stockholders, and each holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held by such stockholder in the election of directors and on all other matters presented to stockholders.
         (b) The holders of Class A Common Stock and Class B Common Stock (and Preferred Stock, if any class or series of Preferred Stock shall be entitled to vote as a single class with the Common Stock, pursuant to the designations, powers, preferences, privileges and rights of such class or series) shall vote together as a single class, to the fullest extent permitted by the Delaware General Corporation Law. The holders of the shares of Class A Common Stock and Class B Common Stock shall vote as one class on any proposed amendment to the Certificate of Incorporation that would increase the authorized number of shares of Common Stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number thereof then outstanding), except as otherwise required by the Delaware General Corporation Law.

     2.  DIVIDENDS - After there shall have been paid or declared and set apart
         ---------
for payment full cumulative dividends for all past dividend periods and the then current dividend period on any class or series of Preferred Stock, as provided for in the terms and provisions of any class or series of Preferred Stock (with any interest required to be paid thereon), and after there shall have been set apart a sum or sums sufficient to provide for all past and then current purchase fund installments for the Preferred Stock in the terms and provisions, if any, of any class or series of any Preferred Stock (with any interest required to be paid thereon), then out of any funds lawfully available therefor dividends may be paid upon the Common Stock and upon any class of stock ranking as to dividends or distribution of assets subordinate to the Preferred Stock if, when and as declared by the Board of Directors in its discretion, and shares of any outstanding class of stock of the corporation ranking as to dividends or distribution of assets subordinate to the Preferred Stock may be purchased, acquired, redeemed or otherwise retired by

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the corporation.  Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any dividends declared by the Board of Directors. If at any time a distribution of the Class A Common Stock or Class B Common Stock is to be paid in shares of Class A Common Stock, Class B Common Stock or any other securities of the Corporation or any other person, such dividends may be declared and paid only as follows: (1) a share distribution consisting of Class A Common Stock to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or to holders of Class A Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class B Common Stock consisting of shares of Class B Common Stock on an equal per share basis; (2) a share distribution consisting of Class B Common Stock to holders of Class B Common Stock and Class A Common Stock, on an equal per share basis; or to holders of Class B Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class A Common Stock consisting of shares of Class A Common Stock on an equal per share basis; and (3) a share distribution of shares of any class of securities of the Corporation or of any other person other than the Common Stock, either on the basis of a distribution of identical securities, on an equal per share basis to the holders of Class A Common Stock and Class B Common Stock, or on the basis of a distribution of one class of securities to the holders of Class A Common Stock and another class of securities to holders of Class B Common Stock, provided that the securities so distributed do not differ in any respect, other than relative voting rights and related differences, in designations, conversion and share distribution provisions, with the holders of Class B Common Stock receiving the class having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of a subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding existing differences in voting rights, designations, conversion and distribution provisions between Class A Common Stock and Class B Common Stock. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock the outstanding shares of the other class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, that have been subdivided or combined.

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     3.  LIQUIDATION RIGHTS.  In the event of any liquidation, dissolution or
         ------------------
winding up of the corporation, or any reduction of its capital, resulting in a distribution of its assets to its stockholders, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of the Preferred Stock the full preferential amount to which they are respectively entitled under and pursuant to the terms and provisions of all outstanding series and classes of Preferred Stock, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the corporation available for distribution to its stockholders.

     4.  EXCHANGE RIGHTS.   Holders of Class B Common Stock may at any time
         ----------------
convert all or a portion of their Class B Common Stock to Class A Common Stock at a one for one ratio by submitting certificates representing the to be exchanged shares to the Corporation for exchange, or if the to be exchanged shares are not in certificate form, by instructing the Corporation to make the exchange on its records.

     5.  GENERAL.  Except as above provided with respect to voting rights, each
         -------
share of Class A Common Stock and each share of Class B Common Stock shall be identical and have the same rights, privileges, qualifications, limitations and restrictions.

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                       DIVISION  B.  THE PREFERRED STOCK
                       ------------  -------------------

     A. Subject to the provisions of this Article FOURTH and the General Corporation Law of the State of Delaware, the Board of Directors are authorized to establish one or more series of Preferred Stock and, to the extent now or hereafter permitted by the General Corporation Law of the State of Delaware, (i) to fix and determine the designation, number of shares, preferences, limitations, qualifications and special and relative rights or privileges of each series, (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding, (iii) to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established series, no shares of which have been issued, and (iv) to cause to be executed and filed without further approval of the stockholders such amendment or amendments to this Restated Certificate of Incorporation as may be required in order to accomplish any of the foregoing. In particular, but without limiting the generality of the foregoing, the Board of Directors shall have authority to determine with respect to any series of Preferred Stock:
       (1) the dividend rate or rates on the shares of such series and any preference, restriction, limitation or condition upon the payment of such dividends, and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall accumulate, and the dates on which dividends, if declared, shall be payable;
       (2) whether the shares of such series shall be redeemable and, if redeemable, the time, price, terms, conditions and manner of redemption;
       (3) the rights of the holders of shares of such series in the event of the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or any other distribution of its assets;
       (4) whether the shares of such series shall be subject to the operation of a sinking, purchaser or retirement fund and, if so, the terms and provisions of such fund;
       (5) whether the shares of such series shall be convertible into shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and if convertible, the price or price or the rate or rates of

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     conversion and the method, if any, of adjusting the same, and the other terms and conditions, if any, on which shares shall be so convertible;
       (6) the conditions and extent of voting powers, if any, of the shares of such series; and
       (7) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the fullest extent now and hereafter permitted by Delaware Law.

     B. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of one or more undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

     FIFTH: The Board of Directors is expressly authorized to make, alter and repeal the bylaws of the Corporation.

     SIXTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Laws of the State of Delaware.

     SEVENTH: (A) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty-as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this ARTICLE to authorize corporate action further eliminating or limiting the personal liability of directors, then

                                      -7-
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the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     (B) No modifications or repeal of the provisions of this ARTICLE shall adversely affect any right or protection of any director of the Corporation existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.


     IN WITNESS WHEREOF, said Electric Lightwave, Inc. has caused this Certificate to be signed by Robert J. DeSantis its Vice President and attested to by Charles J, Weiss, its Secretary, on this 16th day of October, 1997.

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